Exhibit (c)(6)

-- Confidential -- June 20, 2022 Project Commodore Confidential Discussion Materials

1 -- Confidential -- Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Commodore (“the Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose . The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company . Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity . With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company , and at your direction Centerview has relied upon such forecasts, as provided by the Company ’s management, with respect to the Company . Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials . The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description . In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered . Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis . Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company . These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview . These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of or any other person . Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice . These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview .

2 -- Confidential -- Summary of Selected Transaction Terms Offer Price / Consideration ▪ $10.50 per share (+143% to closing price on June 17th) in cash ▪ TPG to take 100% ownership of company other than rollover equity of management and select board members ▪ Management and select Board members who are not members of the CSC to roll at least 80% of their equity Financing ▪ Fully committed debt financing provided by Ares Capital Management and PSP Investments ▪ Expected 5.3x ’22E Adj. EBITDA net leverage at close ▪ Reverse termination fee of $50mm Shareholder Approval ▪ TPG to deliver a written consent approving the transaction within 24 hours post - signing Source: Commodore Management Forecast, company filings and TPG Proposal as of June 17, 2022. Timing ▪ The Company and TPG will prepare and file with the SEC an Information Statement and Schedule 13e - 3 within 30 days and the transaction will close no sooner than 20 days post - mailing of the Information Statement (in addition to satisfaction of the other closing conditions); in any event TPG is not required to close until 45 days after signing, regardless of whether closing conditions are satisfied before that date

– Confidential –

Preliminary, subject to TPG confirmation

TPG's Preliminary Sources & Uses

Assumes $180mm new debt raise and $10.50 per share offer price

Sources

Source	Amount	% Total at Close
New Term Loan	$180.0	93.8%
Balance Sheet Cash	11.9	6.2%
Total Sources at Closing	**$191.9**	**100.0%**

Uses

Uses	Amount	% Total at Close
Buyout of Public Float	$141.6	73.8%
Top 12 Mgmt. / Board[(1)]	5.5	2.9%
Other Mgmt. & Employees[(2)]	1.4	0.7%
All Other (Former Employees, Investors)[(3)]	22.4	11.7%
Total Equity Purchase Price	**$170.9**	**89.1%**
OID	5.4	2.8%
Buyer Expenses	4.5	2.3%
Company Expenses	11.1	5.8%
Total Uses at Closing	**$191.9**	**100.0%**

Merger Consideration & Fees and Expenses of Parent, Merger Sub.

Item	Amount
Equity Purchase Price	$170.9
Merger Consideration	**$170.9**
OID	5.4
Buyer Expenses	4.5
Parent and Merger Sub Expenses	**$180.8**

Term Loan plus up to $5mm cash is sufficient to be in compliance of financing rep

Source: TPG Proposal as of June 17, 2022.

Note: Reflects public float of 13,488,946 shares per Management guidance; vested options redemption shown on a TSM basis.

(1) Assumes Stephen Farrell, John Steele, Timothy Fairbanks, Kyle Stern, Stephanie Jones, Jonathan Starr, Bekir Akar, Thomas Pelegrin, Jason Montrie, Scott Tracey, and Michele Henderson sell 20% of currently held common shares and roll 100% of other equity interests (vested and unvested); assumes Sharad Mansukani rolls 100% of all equity interests (represents 2,836,08 total common shares).

(2) Analysis assumes 100% sale of currently held common shares and vested equity interests held by other current management and employees (represents 274,512 total common and vested incentive equity shares; assumes 100% of unvested options, RSUs and PSUs roll), however, TPG expects the company and management to make best efforts to obtain rollover agreements for this group prior to closing.

(3) Illustrative assumption of 100% sale of currently held common shares and vested equity interests held by other former employees and investors (represents 2,239,807 total common and vested incentive equity shares; assumes 100% of unvested options, RSUs and PSUs roll).

CENTERVIEW PARTNERS 3

4 -- Confidential -- Transaction Summary Overview Source: Commodore Management Forecast, company filings, TPG Proposal, Wall Street research and FactSet as of June 17, 2022. (1) Reflects 73.2mm basic shares outstanding, 5.6mm options with a weighted average exercise price of $7.68, 2.7mm RSUs and 1.2mm PS Us as of June 17, 2022 per Management. (2) Includes 13.5mm in public float, 0.6mm common shares held by management (assumes 80% of common shares held by management subj ect to rollover agreements are rolled over), 0.1mm common shares held by other management team / board members and 2.1mm common shar es held by former employees and Commodore investors. Offer Commodore (Current) Share Price $10.50 $4.32 Implied Equity Value ($mm) $825 $333 Memo: Equity Value Cashed Out $171 $70 Plus: Debt 272 272 (Less): Cash (21) (21) Implied Enterprise Value ($mm) $1,077 $584 Implied Premium 1-Day Share Price (6/17/2022) 143% – 30-Day VWAP 97% (19%) 52-Week High (6/18/2021) (14%) (65%) Implied Multiples 2022E $81 13.3x 7.2x 2023E 94 11.5x 6.2x 2022E $82 13.1x 7.1x 2023E 89 12.1x 6.6x Consensus Implied EV / Adj. EBITDA Mgmt. Implied EV / Adj. EBITDA (1) (2)

5 -- Confidential -- $1 $3 $5 $7 $9 $11 $13 $15 Jun-21 Sep-21 Dec-21 Mar-22 Jun-22 • 16 - Jun - 21: Pricing of IPO at $14.00 per share (closed day 1 at $13.00) • 12 - Aug - 21: Q2’21 Earnings • 10 - Nov - 21: Q3’21 Earnings • 10 - Jan - 22: Acquisition of HealthSmart • 23 - Mar - 22: Q4’21 Earnings • 4 - May - 22: TPG submits private $9/share offer (Commodore stock price: $5.62) • 10 - May - 22: Q1’22 Earnings Commodore Public Market Performance Public Market Events A B C D E F Commodore Share Price Performance Since IPO G $14 $4.32 (69%) A B C D E F G Source: Company filings and Factset as of June 17, 2022. (23%) since initial TPG offer

6 -- Confidential -- Selected Trading Companies EV / '23E EBITDA: 8.0x - 11.0x Mgmt. 2023E EBITDA: $89 Premiums Paid Analysis Premium to Unaffected Share Price for Minority Squeeze Out Transactions 25th - 75th Percentile: 30.9% - 54.8% Discounted Cash Flow Analysis WACC: 10.0% - 12.0% Exit LTM Multiple: 8.0x - 12.0x Discounted Future Share Price Cost of Equity: 12.2% NTM Multiple: 7.0x - 10.0x Wall Street Analyst Price Targets High: Barclays Low: J.P. Morgan 52-Week Trading Range 52 Week Closing Price Range (Low - High) $6.00 $5.65 $7.00 $5.00 $8.00 $3.97 $9.45 $6.70 $11.65 $9.05 $12.00 $12.20 Valuation – Based on Management Forecast For Reference Current Share Price : $4.32 Source: Commodore Management Forecast, company filings, TPG Proposal and FactSet as of June 17, 2022. Note: Share prices rounded to nearest $0.05. Valuation Methodology Implied Share Price TPG Offer: $10.50 $0 $5 $10 $15 $20 Includes present value of net operating losses of ~$0.15

7 -- Confidential -- $112 $142 $163 $180 $200 $223 $245 2020A 2021A 2022E 2023E 2024E 2025E 2026E $283 $338 $407 $454 $505 $561 $620 2020A 2021A 2022E 2023E 2024E 2025E 2026E Management Forecast Overview Revenue Gross Profit Adj. EBITDA Free Cas h Flow (1) Source: Commodore Management Forecast. Note: U.S. Dollars in millions except for per - share amounts. (1) Defined as Cash Flows from Operations less Capital Expenditures and Capitalized Software Development Costs. (2) Reflects FCF/Adj. EBITDA. 39% 42% 40% 40% 40% 40% Gross Margin 19% 20% 12% 11% 11% 27% 14% 11% 11% 11% 35% 18% 9% 12% 12% YoY % Growth NA NA 115% 42% 6% YoY % Growth YoY % Growth Conv. (2) (21%) 15% 30% 38% 36% $51 $69 $82 $89 $100 $112 $124 2020A 2021A 2022E 2023E 2024E 2025E 2026E 18% 21% 20% 20% 20% 20% Adj. EBITDA Margin $22 ($15) $12 $27 $38 $40 $42 2020A 2021A 2022E 2023E 2024E 2025E 2026E YoY % Growth 10% 10% 40% 20% 11% 4% 34%

– Confidential –

Overview of 2022E Projections vs. Budget vs. Consensus

	Q1A	April	May	Q2E	Q3E	Q4E	Total
Revenue							
Actuals / Forecast[(1)]	$97	$35	$26	$89	$101	$120	$407
Budget	$94	$36	$32	$99	$103	$128	$424
$ Actuals / Forecast Δ to Budget	+$2	($2)	($5)	($10)	($2)	($8)	($18)
% Actuals / Forecast Δ to Budget	+3%	(5%)	(20%)	(11%)	(2%)	(7%)	(4%)
Consensus	$89	NA	NA	$89	$97	$118	$393
$ Actuals / Forecast Δ to Consensus	+$8			($1)	+$5	+$1	+$14
% Actuals / Forecast Δ to Consensus	+8%			(1%)	+5%	+1%	+3%
Adj. EBITDA							
Actuals / Forecast[(1)]	$15	$6	$4	$15	$22	$29	$82
Budget	$16	$9	$7	$21	$22	$31	$90
$ Actuals / Forecast Δ to Budget	($0)	($3)	($3)	($6)	+$0	($2)	($8)
% Actuals / Forecast Δ to Budget	(3%)	(45%)	(86%)	(39%)	+2%	(8%)	(10%)
Consensus	$15			$16	$21	$29	$81
$ Actuals / Forecast Δ to Consensus	+$1			($0)	+$1	+$0	+$1
% Actuals / Forecast Δ to Consensus	+5%			(3%)	+6%	+0%	+1%

Commentary

- Q1 was in-line with consensus, but short of budget
- Headwinds related to competitive pricing pressure in SBA, delivery/procurement costs significantly rising, and supply chain impacts causing issues downstream in servicing clients
- Management expects to meet full year consensus estimates

Source: Commodore Management, company filings and Factset as of June 17, 2022.
(1) Reflects Q1, April and May actuals and Q2, Q3 and Q4 forecast.

CENTERVIEW PARTNERS 8

9 -- Confidential -- Market Enterprise '22E - '24E CAGR '22E EBITDA EV / EBITDA Company Cap ($bn) Value ($bn) Revenue EBITDA Margin 2022E 2023E $3.5 $8.1 +7% +5% 73% 9.3x 8.9x 3.4 3.0 +17% +22% 23% 13.9x 11.1x 6.4 7.0 +16% +20% 23% 18.2x 15.1x 5.0 5.3 +13% +24% 18% 21.3x 17.3x 4.2 4.4 +1% +3% 36% 8.7x 8.1x 2.7 2.8 +17% +45% 8% 30.5x 21.9x 1.9 1.4 +7% +12% 27% 8.3x 7.5x 1.2 1.1 +7% +13% 18% 10.4x 10.1x 1.2 0.9 +29% NA n.m. n.m. n.m. 0.5 0.6 +3% +5% 19% 9.9x 9.0x 0.8 0.6 +19% NA n.m. n.m. n.m. 0.6 0.5 +4% +4% 19% 10.3x 9.5x Average +12% +15% 26% 14.1x 11.8x Median +10% +13% 21% 10.3x 9.8x $0.3 $0.6 +13% +10% 20% 7.2x 6.2x Selected Comparable Company Analysis Source: Company filings, Wall Street research and Factset as of June 17, 2022 . Note: U.S. Dollars in millions, unless otherwise specified. (1) Pro forma for sale of Hospital and Large Physician Practices Business to Constellation Software announced March 3, 2022. (1) Payor Tech. Other HCIT Commodore Consensus

– Confidential –

Premiums Paid in Precedent Minority "Squeeze-Outs"

Majority Owner Acquiring Remaining Stake							
Annc. Date	**Target**	**Acquirer**	**% Held**	**Transaction Size ($mm)**[1]	**% Cash**	**Premium to Unaffected**	**Premium to 52-wk High**
Nov-21	Independence Holding Company	Geneve Holdings	62.3%	$316	100%	35.7%	18.7%
Oct-20	Eidos Therapeutics	BridgeBio Pharma	63.7%	1,138	11%	41.0%	11.6%
Aug-20	Akcea Therapeutics	Ionis Pharmaceuticals	75.8%	536	100%	59.5%	(19.2%)
Aug-20	Hudson	Dufry	57.4%	302	100%	50.1%	(51.0%)
Nov-19	AVX Corporation	Kyocera Corporation	72.0%	1,046	100%	44.6%	16.3%
Apr-19	Speedway Motorsports	Sonic Financial	72.1%	231	100%	42.0%	8.7%
Oct-18	Valero Energy Partners	Valero Energy	67.5%	950	100%	6.0%	(12.0%)
Jun-18	Foundation Medicine	Roche	57.7%	2,395	100%	28.7%	27.9%
Mar-18	AmTrust	Investor Group	55.0%	1,385	100%	33.0%	(51.6%)
Jan-17	Calamos Asset Management	John Calamos	97.4%[2]	202	100%	12.1%	(18.1%)
Sep-16	Federal-Mogul Holdings	Icahn Enterprises	82.0%	305	100%	100.8%	(28.1%)
Mar-16	Crown Media	Hallmark Cards	90.3%	176	100%	2.4%	(16.9%)
Sep-13	Cornerstone Therapeutics	Chiesi Farmaceutici	58.0%	116	100%	78.0%	23.4%
Dec-12	Clearwire	Sprint Nextel	50.4%	3,830	100%	285.0%	NA
Nov-12	Danfoss Power Solutions	Danfoss A/S	75.6%	690	100%	49.0%	5.3%
	25th Percentile					***30.9%***	***(18.9%)***
	Median					***42.0%***	***(3.4%)***
	75th Percentile					***54.8%***	***15.1%***

Source: SEC filings and Capital IQ.
Note: Includes selected transactions with target TEV less than $20bn. Excludes transactions in Government / Agencies and transactions with non-U.S. targets.
(1) Transaction size defined as total consideration to shareholders plus total other consideration, consideration paid to options, warrants, or rights holders, total deferred, earnout, or contingent payments, net assumed liabilities, and adjustment size.
(2) Reflects percent of voting power held by majority owner(s).

CENTERVIEW PARTNERS

10

– Confidential –

Discounted Cash Flow Analysis – Based on Management Forecast

Unlevered Free Cash Flow

	Fiscal Year Ending Dec. 31,								Terminal Year	'22E-'26E CAGR
	2022E	'22A Q1	'22E Q2-Q4	2023E	2024E	2025E	2026E			
Revenue	$407	$97	$310	$454	$505	$561	$620		$620	19%
% Growth	20%			12%	11%	11%	10%			
Adj. EBITDA(1)	$82	$14	$67	$89	$100	$112	$124		$124	17%
% Margin	20%	15%	21%	20%	20%	20%	20%			
(Less): Tax-Deductible D&A		(5)	(14)	(19)	(16)	(14)	(12)		(9)	
(Less): SBC		(1)	(9)	(17)	(20)	(25)	(25)		(20)	
EBIT		$8	$43	$54	$63	$73	$86		$95	19%
(Less): Cash Taxes(2)		(2)	(12)	(15)	(18)	(20)	(24)		(26)	
NOPAT		$6	$31	$39	$46	$53	$62		$68	19%
Plus: Tax-Deductible D&A		5	14	19	16	14	12		9	
Plus: Other Non-Cash Expense(3) (4)		3	0	4	10	8	4		4	
(Increase) / Decrease in NWC		(40)	0	(20)	(10)	(14)	(15)		(6)	
(Less): CapEx and CapDev		(3)	(3)	(7)	(8)	(9)	(9)		(9)	
Unlevered FCF		($29)	$43	$34	$54	$52	$55		$66	6%
% Growth				(20%)	56%	(2%)	5%			

Discount Rate	Implied TEV ($mm) – Terminal Multiple(5) 8.0x	10.0x	12.0x	Implied TEV / LTM EBITDA – Terminal Multiple(5) 8.0x	10.0x	12.0x	Implied Share Price(6) – Terminal Multiple(5) 8.0x	10.0x	12.0x	Implied PGR – Terminal Multiple(5) 8.0x	10.0x	12.0x
10.0%	$837	$998	$1,159	12.2x	14.5x	16.9x	$7.60	$9.55	$11.50	2.8%	4.2%	5.1%
11.0%	808	962	1,117	11.8x	14.0x	16.3x	7.20	9.10	11.00	3.7%	5.1%	6.0%
12.0%	780	928	1,076	11.4x	13.5x	15.7x	6.85	8.70	10.50	4.6%	6.0%	7.0%

Excludes benefits of NOLs which are modeled separately (see pg. 18)

Source: Commodore Management Forecast, company filings and FactSet as of June 17, 2022.
Note: U.S. Dollars in millions, except per share amounts or unless stated otherwise. Assumes valuation date of June 17, 2022. Analysis includes cash flows from Q2 2022 through Terminal Year.
(1) '22E Q2-Q4 Adjusted EBITDA net of $1.0mm in other individual adjustments related to management fees and fees associated with obtaining incremental term loans as reported in Q1 2022.
(2) Cash tax rate assumed to be 27.9%, per management assumptions.
(3) Includes non-cash lease expense and other operating cash adjustments.
(4) '22E Q2-Q4 other non-cash expense reflected net of $0.3mm in write-off of capitalized software development costs, $0.1mm in provision for inventory reserve, $0.0mm in loss on disposal of assets and $1.9mm in non-cash lease expense as reported in Q1 2022.
(5) Reflects LTM multiple.
(6) Rounded to nearest $0.05.

11

12 -- Confidential -- Illustrative Calculation Risk Free Rate (4) 3.6% Peer Median Unlevered Beta 0.77 Debt / Equity 20.0% Levered Beta 0.88 Historical Risk Premium (5) 7.5% Size Premium (6) 2.1% Cost of Equity 12.2% Pre-Tax Cost of Debt (7) 7.1% Marginal Tax Rate (8) 27.9% After-Tax Cost of Debt 5.1% Implied WACC (9) 11.0% Illustrative WACC Sensitivity Analysis Cost of Equity Sensitivity Debt / Debt / Total Est. Cost Unlevered Beta Unlevered Beta Memo: Levered Betas at Unlevered Betas of Equity D + E of Debt 0.67 0.77 0.87 0.97 0.67 0.77 0.87 0.97 10% 9% 7.1% 10.5% 11.2% 11.9% 12.6% 11.0% 11.8% 12.6% 13.4% 20% 17% 7.1% 10.3% 11.0% 11.7% 12.4% 11.4% 12.2% 13.1% 13.9% 30% 23% 7.1% 10.2% 10.9% 11.6% 12.3% 11.7% 12.6% 13.5% 14.4% Selected Peers 2Yr Weekly Beta Market Debt Debt / Peer Levered Unlev. Cap ($mm) ($mm) Equity Signify Health 0.55 0.50 $3,355 $379 11.3% R1 RCM 0.69 0.63 6,389 771 12.1% Omnicell 0.75 0.69 4,955 575 11.6% Premier 0.50 0.45 4,186 578 13.8% Evolent 1.12 1.04 2,690 290 10.8% Allscripts 1.13 0.98 1,872 377 20.1% NextGen 1.00 1.00 1,203 – 0.0% Phreesia 1.21 1.20 1,176 12 1.0% Health Catalyst 1.12 0.90 760 237 31.2% HealthStream 0.77 0.77 596 – 0.0% CPSI 0.42 0.34 459 142 31.0% Average 0.84 0.77 13.0% Median 0.77 0.77 11.6% Memo: Commodore 1.90 1.20 $333 $272 81.8% Commodore WACC Calculation (7) Source: Bloomberg, Duff & Phelps, SEC filings, Commodore Management, S&P Global and FactSet as of June 17, 2022. (1) Excludes Multiplan due to de - SPAC. (2) For each selected company, represents adjusted 2 - year weekly beta relative to local benchmark index. (3) Unlevered Beta equals (Levered Beta/(1+(1 – Tax Rate) * Debt/Equity)). Peer tax rate calculated as 21% U.S. federal tax rate over last 2 years. (4) 20 - year U.S. Treasury rate. (5) Represents long - horizon historical expected equity risk premium per 2022 Duff & Phelps. (6) Represents average size premium associated with companies ranging from $290mm to $628mm market cap per 2022 Duff & Phelps. (7) Based on YTW of ICE BofA US High Yield (BB) index. (8) Based on cash tax rate per management assumptions. (9) WACC equals ((Debt/Capitalization * (Cost of Debt * (1 – Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)). (2) (3) (1)

13 -- Confidential -- $5.00 $5.55 $6.00 $6.05 $6.60 $7.05 $4.30 $7.15 $7.60 $8.05 $8.15 $8.65 $9.05 Current YE'22 YE'23 YE'24 $5.30 $6.60 $8.05 $6.45 $7.90 $9.40 $4.30 $7.60 $9.10 $10.75 $8.70 $10.30 $12.10 Current YE'22 YE'23 YE'24 Illustrative Future Share Price Implied Share Price (Future Value) ▪ Applies 7.0x – 10.0x NTM Adj. EBITDA multiples to Commodore’s one - year forward EBITDA to derive future enterprise value ‒ ~7.0x is reflective of current trading multiple and 1.0x - 3.0x multiple expansion ▪ Per share price shown undiscounted and on a present value basis to today at 12.2% cost of equity ▪ Commodore trading dynamics impacted by market cap size, low float, low average daily trading volume, business complexity, and lack of direct comparables Implied Share Price (Present Value) 7.0x NTM EBITDA 8.0x NTM EBITDA 9.0x NTM EBITDA Source: C ommodore Management Forecast. Current as of June 17, 2022. Note: Share prices rounded to nearest $0.05. 10.0x NTM EBITDA

14 -- Confidential -- 5/10/2022 5/10/2022 5/10/2022 5/10/2022 5/11/2022 5/23/2022 $8.00 $8.00 $11.00 $11.00 $11.00 $12.00 Analyst Price Targets Source: Wall Street research and Factset as of June 17, 2022. Buy Neutral 8.9x 2023E EV/EBITDA 10.0x 2023E EV/EBITDA Weighted 50/50: (1) 10.0x 2023E EV/EBITDA (2) DCF with 15x EV/EBITDA terminal multiple 10.6x 2023E EV/ EBITDA 9.5x 2023E EV/EBITDA Weighted 50/50: (1) 2x 2023E EV/Sales (2) DCF Broker Report Date Price Target Methodology

-- Confidential -- Appendix

16 -- Confidential -- Share Price as of 6/17/2022 $4.32 vs. 52-week High ($12.20 on 06/18/2021) (64.6%) vs. 52-week Low ($3.97 on 06/16/2022) +8.8% Diluted Shares Outstanding (mm) 77.1 Equity Value $333 Plus: Term Loan 272 Plus: Capital Lease 1 (Less): Cash (21) Enterprise Value $584 Key Holders Summary Shares $ % TPG 54.7 $236 70.9% Pura Vida Investments 1.7 7 2.2% Wellington Management 1.5 7 2.0% Public Shareholders/Other (1) 19.2 83 24.9% Total Diluted Equity Value 77.1 $333 100.0% Commodore Capitalization Summary Equity Ownership Detail Trading Multiples (Consensus) Enterprise Value Build Equity Capitalization Detail Adjusted EBITDA 2022E NTM 2023E Adjusted EBITDA (Consensus) 81 87 94 EV / Adjusted EBITDA 7.2x 6.7x 6.2x Basic Shares Outstanding (mm) 73.2 mm $ Proceeds TSM Options 5.6 $7.68 $43 – RSUs/PSUs 3.9 – – 3.9 Total 3.9 Diluted Shares Outstanding (mm) 77.1 Source: Commodore Management, company filings and Factset as of June 17, 2022 . Note: U.S. Dollars in millions, except per share amounts . Reflects debt of $272mm, cash of $21mm, 73.2mm basic shares outstanding, 5.6mm options outstanding and 3.9mm PSUs/RSUs outstanding as of June 17, 2022 per Management. (1) Includes Options, RSUs and Basic Common Shares not owned by TPG, Pura Vida or Wellington.

17 -- Confidential -- Detailed Management Projections Source: Commodore Management Forecast. Note: U.S. Dollars in millions. (1) Other adjustments include changes in fair value of contingent consideration (2021: $0.1mm, 2022: $0), costs of COVID - 19 (20 21: $3.8mm, 2022: $0.3mm), acquisition bonus expense (2021: $0.7mm, 2022: $0.3mm), debt issuance costs (2021: $1.6mm, 2022: $1.0mm), loss on ex tin guishment of debt (2021: $5.0mm, 2022: $0), director and officer prior act liability insurance policy (2021: $7.9mm, 2022: $0), and other (2021 : $ 2.7mm, 2022: $0.1mm) Fiscal Year Ending Dec. 31, '22-'26 2021A 2022E 2023E 2024E 2025E 2026E CAGR APA $62 $66 $69 $72 $76 $80 5% SBA 205 208 239 273 312 352 14% VBPA 18 21 25 30 36 41 18% HealthSmart – 53 55 58 61 64 5% TES $285 $347 $388 $434 $484 $537 12% Advisory 53 60 66 72 77 83 8% Total Revenue $338 $407 $454 $505 $561 $620 11% % Growth 19% 20% 12% 11% 11% 10% APA $28 $28 $30 $31 $33 $35 5% SBA 69 69 79 89 101 114 13% VBPA 14 18 22 26 30 35 18% HealthSmart – 11 14 14 15 16 9% TES $112 $127 $144 $161 $180 $200 12% Advisory 30 36 36 39 42 45 6% Corporate (0) (0) – – – – Total Gross Profit $142 $163 $180 $200 $223 $245 11% % Growth 27% 14% 11% 11% 11% 10% % Margin 42% 40% 40% 40% 40% 40% TES ($49) ($59) ($59) ($65) ($73) ($80) Advisory (15) (15) (17) (19) (20) (21) Corporate (30) (24) (32) (37) (43) (46) Total SG&A ($94) ($98) ($108) ($121) ($135) ($147) 11% % Revenue 28% 24% 24% 24% 24% 24% Transaction Related Costs ($0) – – – – – Inventory step-up – 6 – – – – Non-cash stock compensation expense 4 10 17 20 25 25 Other Adjustments 17 2 – – – – External Adj. EBITDA $69 $82 $89 $100 $112 $124 11% % Growth 35% 18% 9% 12% 12% 11% % Margin 21% 20% 20% 20% 20% 20% (1)

18 -- Confidential -- Discounted Cash Flow Analysis: NOLs Source: Commodore Management Forecast, company filings and Factset as of June 17, 2022. Note: Dollars in millions, except per share values. Fiscal Year Ending Dec. 31, 2022E 2023E 2024E 2025E 2026E Memo: Pre-Tax Income $22 $53 $69 $82 $97 NOLs Used $17 $25 – – – Tax Rate 27.9% 27.9% 27.9% 27.9% 27.9% Future Value of Tax Shield from NOLs $5 $7 – – – Implied Value WACC Total TEV per Share 10.0% $4.7 $6.3 – – – $11.0 $0.14 11.0% 4.7 6.3 – – – 10.9 $0.14 12.0% 4.7 6.2 – – – 10.9 $0.14 Present Value of Tax Shield from NOLs